EXHIBIT 10.1

Separation Agreement

This Separation Agreement (this “Agreement”) is made and entering into on January 5, 2026 (the “Execution Date”) with an effective date of January 19, 2026 (the “Effective Date”), by and between Sadot Group Inc., a Nevada corporation (the “Company”), and Michael Roper (the “Executive”).

RECITALS

WHEREAS, Executive has been employed by the Company as the Chief Governance and Compliance Officer under an Executive Employment Agreement dated February 9th, 2025 (the “Employment Agreement”); and

WHEREAS, neither the Company nor the Executive have breached the Employment Agreement; and

WHEREAS, the Company and Executive have mutually agreed that the Executive’s employment shall terminate as of the Effective Date; and

WHEREAS, in consideration for Executive’s agreement to execute a comprehensive release of all Company Obligations under the Employment Agreement as well as all other claims as more fully described in Section 3.1 below (the “Release”), Company agrees to provide certain separation benefits;

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the Parties agree:

1.	EFFECTIVE DATE AND MUTUAL TERMINATION

1.1	Effective Date. The parties agree that this agreement shall take effect on January 19, 2026 (the “Effective Date”).

1.2	Mutual Termination. Executive’s employment terminates on the Effective Date by mutual agreement of the Parties. Executive acknowledges this termination does not constitute an involuntary termination under the Employment Agreement. Upon termination, Executive will receive payment for all accrued but unused holiday pay, personal days, vacation days and reimbursement for all outstanding business expenses in accordance with the Employment Agreement, Company policy and applicable law. Such payments shall be made with Executive’s final payroll.

1.3	Separation Benefits. In consideration for Executive’s execution of this Agreement and the valuable consideration provided hereunder, Company voluntarily agrees to pay Executive severance and unpaid bonus due as of the Effective Date in the amount of $734,000.00 (seven hundred and thirty four thousand dollars) over a term of one-hundred twenty (120) months. Payments shall be made bi-weekly, beginning March 1 2026, and continuing bi-weekly in amounts based on the monthly amounts indicated attached on Schedule A, and paid through Company payroll until the full amount of $734,000.00 is paid. Should the company miss any of monthly cash payments for any reason, then Executive shall grant the Company with a 30 day cure (grace) period before initiating any legal action against the Company. Should the company be able to pay the full obligations here under, all during 2026, then the Executive agrees that a 25% discount will be applied to the above amount, resulting in a total payment of $550,500.00 (five hundred and fifty thousand five hundred dollars). The Company will have a 90 day period from the date hereof to review the above reference previously signed employment agreement. Should the Company challenge some or all of the details of the above employment agreement within 90 days from the date hereof, it will be brought up for discussions and negotiations with the Executive.

1.4	Restricted Stock Awards. As additional consideration for Executive’s Release hereunder, all unvested Restricted Stock Awards shall become fully vested as of the Effective Date. All unvested stock options shall be forfeited as of the Effective Date. Company shall provide Executive proof of such vesting as soon as practicable after the Effective Date but no later than 30 days thereafter.

1.5	COBRA Coverage.. Beginning on the Effective Date, the Company shall cover the cost of and pay for full COBRA insurance coverage for Executive. The COBRA benefits provided under this Agreement shall be equivalent to the same plan the Executive currently has in effect as of the Effective Date and will be paid directly to the insurance company by the Company through payroll for 18 months.

2.	TRANSITION SERVICES AND CONSULTING ARRANGEMENT

2.1	Intentionally left blank

3.	COMPREHENSIVE RELEASE

3.1	General Release. Expressly conditioned upon Company’s compliance with all of its obligations hereunder, Executive, for himself and his heirs, successors and assigns, hereby releases and forever discharges Company, its affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, representatives, shareholders, and any entities controlled by or under common control with Company (collectively “Released Parties”) from any and all claims, demands, actions, causes of actions, suites, damages, liabilities, costs, expenses, and compensation of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, contingent or liquidated, which Executive ever had, now has, or may have against Released Parties arising out of or relating to: (a) Executive’s employment with Company or termination thereof; (b) any alleged violation of employment laws, discrimination laws, wage and hour laws, or any other federal, state or local laws; (c)any alleged breach of contract, wrongful termination, or tortious conduct; (d)any claims for attorney’s fees or costs; and (e any other claims arising up to and including the Effective Date. Executive acknowledges that the separation benefits provided hereunder constitute valuable consideration in exchange for this comprehensive release.

3.2	Excluded Claims. This release excludes: (a) claims for benefits under this agreement; (b) rights to indemnification; (c) claims that cannot be released by law; (d) rights to workers’ compensation or unemployment benefits; and (e) claims arising after the Effective Date, and (f) claims arising from the promises made by Company hereunder.

4.	EXECUTIVE COVENANTS

4.1	Continuing Obligations. Executive’s obligations under the Confidentiality Agreement and non-competition agreement (where one was executed) continue in full force.

4.2	Non-Disparagement. Executive agrees not to make any disparaging statements about Company, its business, products, services, management, or personnel to any third parties, including but not limited to competitors, customers, suppliers, investors, media, or former or current employees.

4.3	Cooperation. Executive agrees to reasonably cooperate with Company, to the extent it does not interfere with Executive’s then-present employment, in any litigation, regulatory proceeding, or internal investigation involving matters within Executive’s knowledge during employment.

4.4	Return of Property. Executive represents that he will return, as of the Effective Date, all Company property, documents, records, equipment, and confidential information,

5.	MISCELLANEOUS

5.1	Governing Law; Arbitration. This Agreement shall be governed by Texas law without regard to conflicts principles. Any dispute shall be resolved by binding arbitration in Fort Worth, Texas under American Arbitration Association rules, with Company bearing all arbitration costs unless Executive’s claims are found frivolous.

5.2	Superseding Effect. It is the intent of the parties, assuming full compliance with the terms herein, that this Agreement supersede and replace the Employment Agreement and all other agreements between the Parties except confidentiality and non-competition agreements, which remain in effect.

5.3	Consideration Period. Executive acknowledges having twenty-one (21) days to consider this Agreement and seven (7) days after execution to revoke it.

5.4	Severability. Invalid provisions shall not affect validity of remainder. This Agreement may only be amended in writing signed by both Parties.

5.5	Section 409A Compliance. Payments hereunder are intended to comply with Section 409A of the internal Revenue Code or qualify for exemption therefrom.

5.6	Current Litigation. Company agrees to fully indemnify, defend, and hold Executive harmless from any and all claims, demands, causes of action, damages and rights of recovery of any type or description which are presently, or may hereinafter be asserted against Executive.

5.7	Further Indemnification. Company agrees to fully indemnify, defend, and hold Executive harmless from any and all claims, demands, causes of action, damages and rights of recovery of any type or description which may be asserted against Executive arising out of Executive’s actions while employed by Company.

5.8	Company agrees to provide insurance protection to Executive for directors’ and officers’ and errors and omissions coverage for the four-year period following the execution by Executive of this Agreement on substantially the same terms of the insurance policies in effect and covering Executive immediately prior to the Effective Date. Proof of such maintained coverage shall be provided to Executive no later than 30 days prior to the expiration of the previous policy term.

5.9	Should the Company default or fail to comply with any of its obligations hereunder the company shall, upon demand by Executive, cure the default or violation of its obligations hereunder within 30 days after written demand is made by Executive, and if Company shall fail to cure the default or obligations hereunder, then all future amounts owed to Executive hereunder shall be immediately due and payable without further notice.

5.10	No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

5.11	This Agreement shall continue perpetually and be binding upon all of the Parties, their affiliates, and the respective heirs, successors, assigns, beneficiaries, agents, representatives and personal representatives of the Parties, and shall inure to the benefit of all of the Parties and their affiliates. The Parties warrant and represent that no part of the Agreement has been assigned to any third party.

5.12	The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

AGREED AS OF THE EXECUTION DATE INDICATED ABOVE

COMPANY	EXECUTIVE

/s/ Chagay Ravid	/s/Michael Roper
Chagay Ravid, Chief Executive Officer	Michael Roper
Sadot Group, Inc.

SCHEDULE A

Schedule A

Month Amount* Notes:

1 $4,166.67 Beginning March 1 2026

2 $4,166.67

3 $4,166.67

4 $4,166.67

5 $4,166.67

6 $4,166.67

7 $4,166.67

8 $4,166.67

9 $4,166.67

10 $4,166.67

11 $4,166.67

12 $4,166.67 Total Year 1 = $50,000.00

13 $6,250.00

14 $6,250.00

15 $6,250.00

16 $6,250.00

17 $6,250.00

18 $6,250.00

19 $6,250.00

20 $6,250.00

21 $6,250.00

22 $6,250.00

23 $6,250.00

24 $6,250.00 Total Year 2 = $75,000.00

25 $6,343.75

SCHEDULE A

26 $6,343.75

27 $6,343.75

28 $6,343.75

29 $6,343.75

30 $6,343.75

31 $6,343.75

32 $6,343.75

33 $6,343.75

34 $6,343.75

35 $6,343.75

36 $6,343.75 Total Year 3 = $76,125.00

37 $6,343.75

38 $6,343.75

39 $6,343.75

40 $6,343.75

41 $6,343.75

42 $6,343.75

43 $6,343.75

44 $6,343.75

45 $6,343.75

46 $6,343.75

47 $6,343.75

48 $6,343.75 Total Year 4 = $76,125.00

49 $6,343.75

50 $6,343.75

51 $6,343.75

SCHEDULE A

52 $6,343.75

53 $6,343.75

54 $6,343.75

55 $6,343.75

56 $6,343.75

57 $6,343.75

58 $6,343.75

59 $6,343.75

60 $6,343.75 Total Year 5 = $76,125.00

61 $6,343.75

62 $6,343.75

63 $6,343.75

64 $6,343.75

65 $6,343.75

66 $6,343.75

67 $6,343.75

68 $6,343.75

69 $6,343.75

70 $6,343.75

71 $6,343.75

72 $6,343.75 total Year 6 = $76,125.00

73 $6,343.75

74 $6,343.75

75 $6,343.75

76 $6,343.75

77 $6,343.75

SCHEDULE A

78 $6,343.75

79 $6,343.75

80 $6,343.75

81 $6,343.75

82 $6,343.75

83 $6,343.75

84 $6,343.75 total Year 7 = $76,125.00

85 $6,343.75

86 $6,343.75

87 $6,343.75

88 $6,343.75

89 $6,343.75

90 $6,343.75

91 $6,343.75

92 $6,343.75

93 $6,343.75

94 $6,343.75

95 $6,343.75

96 $6,343.75 total Year 8 = $76,125.00

97 $6,343.75

98 $6,343.75

99 $6,343.75

100 $6,343.75

101 $6,343.75

102 $6,343.75

103 $6,343.75

SCHEDULE A

104 $6,343.75

105 $6,343.75

106 $6,343.75

107 $6,343.75

108 $6,343.75 total Year 9 = $76,125.00

109 $6,343.75

110 $6,343.75

111 $6,343.75

112 $6,343.75

113 $6,343.75

114 $6,343.75

115 $6,343.75

116 $6,343.75

117 $6,343.75

118 $6,343.75

119 $6,343.75

120 $6,343.75 total Year 10 = $76,125.00

Grand Total = $734,000.00 (severance plus owed bonus)